Exhibit 99.1

FOR IMMEDIATE RELEASE

RLI DECLARES REGULAR & SPECIAL DIVIDENDS

PEORIA, ILLINOIS, November 11, 2020 -- RLI Corp. (NYSE: RLI) – RLI Corp. announced today its Board of Directors has declared a special cash dividend of $1.00 per share of common stock, which is expected to total approximately $45 million, and a regular quarterly cash dividend of $0.24 per share. Both dividends are payable on December 18, 2020, to shareholders of record as of November 30, 2020.

“Despite the challenges that 2020 has presented, RLI has proven to be resilient and persistent in its commitment to creating value for all stakeholders,” said RLI Chairman & CEO Jonathan E. Michael. “Our strong financial performance this year has enabled us to return over $45 million to shareholders, and we remain focused on identifying profitable growth opportunities. Including today’s announced dividends, RLI has returned more than $1.1 billion to shareholders over the last ten years.”

ABOUT RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by AM Best Company. RLI has paid and increased regular dividends for 45 consecutive years and delivered underwriting profits for 24 consecutive years. To learn more about RLI, visit www.rlicorp.com.

MEDIA CONTACT
Aaron Diefenthaler
Vice President, Chief Investment Officer & Treasurer
309-693-5846
Aaron.Diefenthaler@rlicorp.com

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